Exhibit 10.77

Littelfuse, Inc.

Summary of Non-Employee Director Compensation

For the 2017 fiscal year, non-employee directors are paid an annual retainer of $65,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. No additional fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board Leadership, as shown below:

Role	Annual Retainer
Lead Director	$15,000
Audit Committee Chairperson	$18,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director receives an equity grant under the Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) valued at $105,000. The equity grant is comprised of (1) one-third stock options that vest equally on the first three annual anniversaries of the grant date, have an exercise price equal to the fair market value of our common stock on the date of grant, and expire seven years from the grant date, and (2) two-thirds restricted stock units (“RSUs”) that are granted upon his or her election or reelection to the Board at the Company’s annual meeting that vest equally on the first three annual anniversaries of the grant date.

Non-employee directors may elect to defer receipt of their cash fees under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Directors Plan”) and defer payout of their equity grants and any dividend distributions under the Long-Term Plan. All deferrals are deposited with a third-party trustee, where they (and any distributions thereon) are invested in Littelfuse common stock. Deferred cash fees are generally paid in a lump sum or in installments when the director ceases to be a director of Littelfuse. Deferred equity grants are generally paid out when the director ceases to be a director or the date specified by the director at the time of his or her deferral election.

For the 2018 fiscal year, non-employee directors will be paid an annual retainer of $70,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. No additional fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board Leadership, as shown below:

Role	Annual Retainer
Lead Director	$20,000
Chairman	$50,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director will receive an equity grant under the Long-Term Plan valued at $120,000. The equity grant composition will remain the same as in fiscal 2017.